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                                                                       EXHIBIT 1



                       FIRST AMENDMENT TO RIGHTS AGREEMENT

        THIS FIRST AMENDMENT is made between Bioject Medical Technologies Inc., an Oregon corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), dated as of October 8, 2002 (this "First Amendment"), to amend the Rights Agreement, dated as of July 1, 2002, between the Company and the Rights Agent (the "Rights Agreement").

        WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement;

        WHEREAS, the Board of Directors of the Company adopted resolutions on September 18, 2002 to amend the Rights Agreement as stated below and in accordance with Section 26 thereof; and

        WHEREAS, the Company has directed the Rights Agent to adopt this First Amendment.

        NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

        1. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

               (a) "Acquiring Person" shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of 15% or more of the shares of Common Stock then outstanding; provided, however, that an Acquiring Person shall not include the Company, any Subsidiary (as such term is defined in this Agreement) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan, or Mazama Capital Management, Inc. or its Affiliates and Associates (collectively, "Mazama"); provided, however, that if Mazama shall become the Beneficial Owner of an aggregate of 19.99% or more of the shares of Common Stock then outstanding (regardless of whether such Common Stock was acquired before or after the date hereof), then Mazama shall be deemed an "Acquiring Person." Notwithstanding the foregoing, no Person shall be deemed to be an "Acquiring Person" (including Mazama) either (i) as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or with respect to Mazama, 19.99% or more) of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or with respect to Mazama, 19.99% or more) of the shares of Common Stock then outstanding by reason of share acquisitions by the Company and if such Person shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional shares of Common Stock representing one percent (1%) or more of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common



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Stock), then such Person (unless such Person shall be the Company, any
Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) shall be deemed an "Acquiring Person," or (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined by the foregoing provisions of this paragraph (a), has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined by the foregoing provisions of this paragraph (a).

        2. The Rights Agreement shall remain in full force and effect without amendment except this First Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All references in the Rights Agreement to "this Agreement" or the "Agreement" or "hereof" and all references in this First Amendment to the Agreement shall hereafter be deemed to be references to the Rights Agreement as amended by this First Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All terms used but not defined in this First Amendment shall have the meanings ascribed to them in the Rights Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.


                                      BIOJECT MEDICAL TECHNOLOGIES INC.


                                      By: /s/ JOHN GANDOLFO
                                         ---------------------------------------

                                      Name: John Gandolfo
                                           -------------------------------------

                                             Chief Financial Officer
                                      Title: and Vice President of Finance
                                            ------------------------------------




                                      AMERICAN STOCK TRANSFER & TRUST COMPANY


                                      By: /s/ HERBERT LEMMER
                                         ---------------------------------------

                                      Name: Herbert Lemmer
                                           -------------------------------------

                                             Senior Vice President and
                                      Title: General Counsel
                                            ------------------------------------



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